Exhibit 99.1

Validus Holdings
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Announces Appointment of Dr. Therese M. Vaughan to Its Board of Directors

PEMBROKE, Bermuda, May 1, 2013 - Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) today announced that Dr. Therese (Terri) M. Vaughan, former Chief Executive Officer of the National Association of Insurance Commissioners (NAIC), has been appointed to the Company's Board of Directors, effective immediately. The appointment will expand Validus' Board to twelve members.

“We are pleased to welcome Terri to the Validus Board,” said Ed Noonan, Validus' Chairman and Chief Executive Officer. “Terri brings significant experience in insurance and financial regulation and deep industry knowledge to the position. I am confident that she will be an asset to our Board and management team.”

Dr. Vaughan added, “I am delighted to join Validus' Board and look forward to working closely with the other directors and Validus' talented management team to build on the Company's success as it continues to grow the business.”

Dr. Vaughan served as Chief Executive Officer of the National Association of Insurance Commissioners from 2009 to 2012 where she oversaw operations and navigated the company through a significant period of financial regulatory reform. Previously, Dr. Vaughan served as the Iowa Insurance Commissioner and is a past NAIC President. She has also held academic positions, including the Robb B. Kelley Distinguished Professor of Insurance and Actuarial Science at Drake University, and co-authored two college textbooks on insurance. Dr. Vaughan earned a Ph.D. in risk and insurance at the University of Pennsylvania and a B.B.A. in insurance and economics at the University of Iowa. She is a CPCU, an Associate of the Society of Actuaries, an Associate of the Casualty Actuarial Society, and a member of the American Academy of Actuaries. She also serves on the Board of Verisk Analytics (NASDAQ: VRSK), a provider of risk-assessment services and decision analytics.

About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance, insurance, and insurance linked securities management operating through three primary segments, Validus Reinsurance, Ltd., Talbot Holdings Ltd. and AlphaCat Managers, Ltd. Validus Reinsurance, Ltd. (“Validus Re”) is a Bermuda based reinsurer focused on short tail lines of reinsurance. Talbot Holdings Ltd. (“Talbot”) is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. AlphaCat Managers, Ltd. (“AlphaCat”) is a Bermuda based investment adviser, managing third-party capital in insurance linked securities and other investments in the property catastrophe reinsurance space.
Contacts:
Investors:
Validus Holdings, Ltd.
Jon Levenson, Executive Vice President
+1-441-278-9000
or
Media:
Brunswick Group
Greg Faje / Beau Allen
+1-212-333-3810